NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. SECURES LIMITED CREDIT FACILITY COVENANT WAIVERS

MARYVILLE, TN – March 5, 2008 – Ruby Tuesday, Inc. reported today that the Company has entered into Limited Waiver Agreements for its Revolving Credit Agreement and Private Placement Notes. The possible defaults requiring the waiver were disclosed at the end of the Company’s second fiscal quarter. The Company and its lenders will use the waiver period, which will expire on April 18, 2008, to complete the work toward an amendment of its coverage and leverage ratios in an effort to eliminate future potential events of default.

Sandy Beall, Founder and CEO, commented, “We met with our bank group and private placement holders last week and believe we are well on the way to structuring a favorable outcome regarding our debt covenants that will work for all parties involved and be completed in advance of the expiration of the waiver period. We remain committed to our plans which provide for more than sufficient levels of cash flow available to service debt. With the completion of our remodeling initiative, our repositioning investments and expenditures, and the temporary suspension of new restaurant openings, our focus is firmly on sales and profits with all excess cash flow being used to reduce debt levels. This should allow us to strengthen our financial position over the coming quarters and then focus on our strategy of returning excess capital to shareholders through dividends and share repurchases.”

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, Guam, and 12 foreign countries. As of December 4,

Ruby Tuesday, Inc.

News Release

March 5, 2008

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2007, the Company owned and operated 721 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 169 and 54 restaurants, respectively.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

As previously scheduled, the Company will host its third quarter earnings conference call, which will be a live web-cast, the afternoon of April 2, 2008 at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing at terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.